UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

EVERCORE PARTNERS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 2016

Dear Stockholder,

Our annual meeting is only a few weeks from now (Wednesday, June 15, 2016), and we would be grateful if you would take a few minutes to evaluate the three important matters requiring shareholder consideration. Your support is very important to us.

By now you should have received our proxy materials from your broker or custodian. If you have them handy, you will see that we seek your vote for the proposed Board of Directors and separately your ratification of Deloitte as our independent auditor. Importantly, we are also proposing to increase the number of shares available under our equity incentive plan by 10 million shares. We recognize that this is a large number of shares and that you are entrusting us with the responsible deployment of these shares.

Our objective in deploying these shares is to recruit and retain some of the best talent in the financial services industry to provide clients with world class independent advice and research. Over the last three years, over 90% of all equity awards were granted to employees other than our executive officers, and over 90% of all equity awards were granted to employees with direct revenue-generating and client-facing responsibilities. As a result of this investment in our people, we have generated Cumulative Average Growth Rates (CAGR) of 27% for Adjusted Pro Forma Net Revenues, 29% for Adjusted Pro Forma EBITDA, and 35% for Adjusted Pro Forma Net Income over the past 5 years. At the same time, we have repurchased more shares than the number of shares granted as equity compensation, thereby eliminating dilution. See Annex A to our 2016 Proxy Statement for a reconciliation of these non-GAAP measures to GAAP amounts.

For our shareholders, our strategy and practices have resulted in consistent increases in the dividends we pay and Total Shareholder Returns of 91% over the past three years, exceeding that of the S&P 500 Financials index and those of our most direct public competitors.

Our Board unanimously recommends you cast your vote FOR all proposals. If our equity plan proposal is not approved by the stockholders, we will be forced to change our strategy and likely disrupt the strong momentum we have built. In particular, we would either have to settle future awards in cash, reducing the amount of cash otherwise available for stock buybacks or offer some alternative and relatively less stockholder friendly form of incentive compensation.

You should refer to the proxy materials previously mailed to you for additional information on this matter.

May 2016

Please vote your shares of stock now so that your vote can be counted without delay. Voting is easy. You may use one of the options below to ensure that your vote is promptly recorded before June 15, 2016.

¡	CALL EVERCORE’S PROXY SOLICITATION AGENT: Evercore has hired Alliance Advisors, LLC to assist with your voting, and, for many of you, they can take your votes over the phone, even if you do not have your proxy voting form handy or otherwise do not know your proxy voting control number. You can call Alliance Advisors, LLC toll-free at 888-991-1293.

¡	VOTE BY TOUCH-TONE PHONE: You may cast your vote by calling the toll-free number on the enclosed proxy voting form. Follow the instructions on your proxy card to cast your vote.

¡	VOTE VIA THE INTERNET: You may cast your vote by logging onto www.proxyvote.com identified on the enclosed proxy voting form and following the instructions on the screen.

¡	VOTE BY MAIL: You may cast your vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

If you have any questions or require further assistance in voting your shares, please contact our proxy solicitation agent Alliance Advisors, LLC toll-free at 888-991-1293.

YOUR PARTICIPATION IS IMPORTANT – PLEASE VOTE TODAY!

Thank you for considering our proposals and we appreciate your support. Even if you currently plan to attend the meeting, we ask that you vote your shares through one of the mechanisms above to ensure your vote is counted.

Yours truly,

/s/ Adam B. Frankel

Adam B. Frankel

IF YOU HAVE RECENTLY MAILED YOUR PROXY CARD OR CAST YOUR VOTE BY PHONE OR INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.